Exhibit 99.1

CONTACT:
Tere Miller
Vice President, Corporate Communications
760-741-2111 ext. 1177

REALTY INCOME ANNOUNCES FIRST QUARTER OPERATING RESULTS

ESCONDIDO, CALIFORNIA, April 30, 2008...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the first quarter ended March 31, 2008.

COMPANY HIGHLIGHTS:
(For the quarter ended March 31, 2008,
 as compared to the same quarterly period in 2007)

● Revenue increased 17.0% to $83.4 million
● Funds from Operations (FFO) available to common stockholders decreased 1.3% to $45.9 million
● FFO per diluted common share was unchanged at $0.46 per share
● Net income available to common stockholders per diluted common share was $0.24 per share
● Portfolio occupancy was 97.4%
● Same store rents increased 1.5% to $65.9 million
● Invested $181.4 million in real estate at an 8.7% capitalization rate
● Dividends paid per common share increased 7.9%
● Increased the monthly dividend for the 42nd consecutive quarter to an annualized amount of $1.6485 per share

Financial Results

All per share amounts presented in this press release are on a diluted per common share basis, unless stated otherwise.

Revenue Increases
Realty Income’s revenue for the first quarter ended March 31, 2008, increased 17.0% to $83.4 million as compared to $71.3 million for the same period in 2007.

Net Income Available to Common Stockholders
Net income available to common stockholders, for the quarter ended March 31, 2008, was $23.7 million as compared to $30.3 million for the same period in 2007. Net income per share for the quarter was $0.24 as compared to $0.30 for the same period in 2007.

The calculation to determine net income for a real estate company includes gains from the sales of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the first quarter of 2008, income from continuing operations available to common stockholders was $0.24 per share as compared to $0.28 per share for the same period in 2007.

FFO Available to Common Stockholders
FFO, for the quarter ended March 31, 2008, decreased 1.3% to $45.9 million as compared to $46.5 million for the same period in 2007. FFO per share, for the quarter ended March 31, 2008, was unchanged at $0.46 per share, as compared to the same period in 2007. FFO before Crest’s contribution, for the first quarter ended March 31, 2008, increased 2.2% to $0.46 per share as compared to $0.45 per share for the same period in 2007. FFO during the quarter included an impairment charge taken by Crest of approximately $0.02 per share related to two properties held for sale. Without this impairment charge, FFO per share for the quarter would have been $0.48 per share. For a calculation of FFO before Crest’s contribution, see pages 6 and 7. Crest Net Lease, Inc. (Crest) is a wholly-owned subsidiary of Realty Income.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. See reconciliation of net income available to common stockholders to FFO on pages 6 and 7.

Dividend Information
In March 2008, Realty Income announced the 42nd consecutive quarterly increase, and the 48th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of March 31, 2008 was $1.6485 per share. The amount of the monthly dividends paid during the quarter increased 7.9% to $0.41 per share from $0.38 per share for the same period in 2007. Through March 31, 2008, the Company had paid 452 consecutive monthly dividends and continues its 38-year history of declaring and paying dividends every month.

Real Estate Portfolio Update

As of March 31, 2008, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 2,375 properties located in 49 states, leased to 119 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 13.2 years.

Portfolio Management Activities
The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of March 31, 2008, portfolio occupancy was 97.4% with 61 properties available for lease out of 2,375 properties in the portfolio.

Rent Increases
Same store rents on 1,816 properties under lease, during the three months ended March 31, 2008, increased 1.5% to $65.9 million compared to $64.9 million for the same quarter in 2007.

Property Acquisitions
During the first quarter, Realty Income invested $181.4 million in 106 new properties and properties under development with an initial average contractual lease yield of 8.7%. The properties are located in 14 states and are 100% leased under net-lease agreements with an initial average lease term of 20.6 years. They are leased to eight different retail chains in seven separate industries. Crest did not acquire any new properties during the first quarter.

Realty Income maintains a $300 million unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. There was no outstanding balance on the Company’s acquisition credit facility, at the end of the first quarter, and $300 million is available to fund new property acquisitions. In addition, the Company had cash and cash equivalents of $13.3 million.

Property Dispositions
Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company's real estate portfolio or increase the average lease length.

During the first quarter ended March 31, 2008, Realty Income sold one property and a portion of land from another property for $808,000, which resulted in a gain on sales of $657,000.

Other 2008 Activities

Crest Net Lease
Crest is focused on acquiring and subsequently marketing net-leased properties for sale. During the first quarter ended March 31, 2008, Crest sold 15 properties for $17.5 million and reported a gain on sales of $2.7 million. Crest did not acquire any new properties during the first quarter. As of March 31, 2008, Crest carried an inventory of $31.7 million, which consisted of 14 properties held for sale. In addition, Crest owned one property that is held for investment.

Crest’s contribution to Realty Income’s FFO (and net income) depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to Realty Income’s reported FFO and net income on a comparable quarterly and annualized basis. During the first quarter of 2008, Crest did not generate FFO for Realty Income, as compared to $1.7 million or $0.02 per share, generated by Crest for Realty Income during the same period in 2007. Crest FFO during the quarter included an impairment charge taken by Crest of approximately $0.02 per share related to two properties held for sale. Without this impairment charge, Crest FFO per share for the quarter would have been $0.02 per share.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “During the first quarter we experienced strong revenue growth of 17%,  continued high portfolio occupancy at 97.4%, and same store rent increases of 1.5%.  We also made substantial progress in our acquisition program, acquiring 106 new properties for $181.4 million at an attractive initial lease yield of 8.7%. In addition, our subsidiary company, Crest Net Lease, sold 15 properties for $17.5 million and recorded a gain on sales of $2.7 million during the quarter. These property sales further lowered Crest’s inventory to just 14 properties held for sale with a value of $31.7 million. We were also pleased to have been able to increase the amount of the monthly dividend for the 42nd consecutive quarter.

“Funds from operations per diluted common share for the quarter was flat, in comparison to the same period a year ago, due to an impairment charge taken by Crest of approximately $0.02 per share related to two properties Crest held for sale that were vacated by Buffets, Inc. As the properties were held for sale and became vacant during the first quarter, we felt it was appropriate to reduce the carrying value of the properties and take a one-time charge against Crest’s earnings.

 ”During the first quarter of 2008, the economic environment, in general, became more challenging.  Because of this, operating results of some retail businesses that lease properties from the Company were softer than in the past.  However, occupancy in Realty Income’s real estate portfolio remained strong at 97.4%.  We anticipate that, while retail chain results may continue to soften, our occupancy should remain towards the mid to high 90% occupancy range during 2008.

“Relative to our guidance for annual FFO per share growth, we are moderating our expectations during the balance of 2008.  This is primarily due to a purposeful reduction of activity in our Crest subsidiary that focuses on acquiring and subsequently selling retail properties. Crest has been helpful to us in competing for large portfolio transactions so that we can manage tenant level concentrations and maintain diversification in our core real estate portfolio.  However, since we are currently experiencing less competition for acquisitions, we see a reduced role for Crest in the near term and believe that adding inventory in Crest now presents more risk than is advisable in an unstable cap rate environment.  Further, we anticipate a weaker environment for buying and selling properties in the 1031 tax-deferred exchange market.  Therefore, we feel it is prudent to reduce our operations in Crest for the time being until cap rates stabilize and the economy strengthens. As such, over the last year, we have significantly reduced inventory in Crest to just $31.7 million at the end of the first quarter, from $125.4 million for the same period one year ago.  We anticipate that we should have little or no inventory for sale in Crest by the end of the second quarter.

“In 2008 we estimate that Crest could contribute between $0.01 to $0.02 per share in FFO to Realty Income as compared to $0.11 per share in 2007. We anticipate that FFO growth in our core, non-Crest operations should grow 2.2% to 6.2% during 2008 and range between $1.82 to $1.89. Overall, we are revising our 2008 FFO per share guidance to a range of $1.84 to $1.90 per share as compared to 2007 FFO per share of $1.89.  As part of our guidance, we continue to assume $250 million in new acquisition activity in 2008.  With $181.4 million acquired during the first quarter, we anticipate achieving our goal of $250 million in property acquisitions during 2008.

“In summary, at the end of the first quarter, we enjoyed an extremely strong, liquid financial condition and we are well positioned for a challenging economic environment.  Our balance sheet is only moderately leveraged, with no mortgages on any of our properties, $13.3 million in cash on hand, and no balance on our $300 million acquisition credit facility. As such, we have excellent liquidity to pursue new property acquisitions should compelling opportunities present themselves.  Additionally, our core portfolio remains strong with high occupancy. We will continue to operate in a conservative manner and focus on the growth in the cash flow from our core operations so that we can continue our program of increasing the monthly dividend on a regular basis, and on positioning Realty Income for further increases in revenue, FFO and dividends in 2009.”

FFO Commentary
Realty Income’s FFO per share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest.

2008 Estimates
Management estimates that FFO per share for 2008 should range from $1.84 to $1.90, which represents annual FFO per share change of approximately -2.6% to 0.5% as compared to 2007 FFO per share of $1.89. This represents a decrease from our previous 2008 FFO per share guidance of between $1.94 to $2.00.  FFO for 2008 is based on an estimated net income per share range of $0.98 to $1.04, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.91 and potential gain on sales of investment properties of $0.05 per share.

Management further estimates that Crest could contribute between $0.01 to $0.02 per share to Realty Income’s FFO during 2008. This represents a decrease from our previous estimate of Crest’s contribution of $0.02 to $0.07 per share to Realty Income’s FFO.  Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate on a comparable quarterly and annualized basis.

Overall, the reduction in 2008 FFO per share guidance of $0.10 per share is comprised of approximately $0.05 per share estimate reduction in Crest, approximately $0.04 per share reduction in the core portfolio due to the cost of anticipated vacancies, and approximately $0.01 attributable to the cost of potentially executing a new acquisition credit facility.

The Company does not intend to provide quarterly estimates of FFO.

About Realty Income
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of March 31, 2008, the Company had paid 452 consecutive monthly dividends throughout its 39-year operating history. The monthly income is supported by the cash flows from 2,375 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Forward-Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, continued uncertainty in the credit markets, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of Crest, the Company’s subsidiary, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2008 and 2007
(dollars in thousands, except per share amounts)
	2008	2007
REVENUE
Rental	$81,975	$69,178
Other	1,448	2,152
	83,423	71,330
EXPENSES
Interest	23,469	12,536
Depreciation and amortization	22,960	18,068
General and administrative	5,544	5,091
Property	1,263	861
Income taxes	398	245
	53,634	36,801
Income from continuing operations	29,789	34,529
Income (loss) from discontinued operations:
Real estate acquired for resale by Crest	(269)	1,705
Real estate held for investment	241	89
	(28)	1,794

Net income	29,761	36,323
Preferred stock cash dividends	(6,063)	(6,063)
Net income available to common stockholders	$23,698	$30,260

Funds from operations available to common stockholders (FFO)	$45,937	$46,539

Per share information for common stockholders, basic and diluted:
Income from continuing operations	$0.24	$0.28
Net income	$0.24	$0.30

FFO, basic:
FFO before Crest contribution	$0.46	$0.45
Crest Net Lease	$0.00	$0.02
Total FFO	$0.46	$0.47
FFO, diluted:(1)
FFO before Crest contribution	$0.46	$0.45
Crest Net Lease	$0.00	$0.02
Total FFO	$0.46	$0.46

Cash dividends paid	$0.41	$0.38

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

FUNDS FROM OPERATIONS
 (dollars in thousands, except per share amounts)

	Three Months Ended 3/31/08	Three Months Ended 3/31/07

Net income available to common stockholders	$23,698	$30,260
Depreciation and amortization:
Continuing operations	22,960	18,068
Discontinued operations	13	66
Depreciation of furniture, fixtures & equipment	(77)	(49)
Gain on sales of investment properties: Continuing operations	(439)	(1,806)
Discontinued operations	(218)	--

Funds from operations available to common stockholders	$45,937	$46,539

FFO per common share:
Basic	$0.46	$0.47
Diluted	$0.46	$0.46

Dividends paid to common stockholders	$41,554	$38,329

FFO in excess of dividends paid to common stockholders	$4,383	$8,210

Weighted average number of common shares used for computation per share:
Basic	100,280,264	100,054,868
Diluted	100,365,576	100,276,300

CONTRIBUTIONS BY CREST TO FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

Crest acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we typically classify properties acquired by Crest as held for sale at the date of acquisition and do not depreciate them. The operations of Crest’s properties are classified as “income (loss) from discontinued operations, real estate acquired for resale”, except for one property which was classified as held for investment during the first quarter of 2008.

	Three Months Ended 3/31/08	Three Months Ended 3/31/07
Gain on sales of real estate acquired for resale	$2,706	$1,240
Rental revenue	1,036	2,879
Other revenue	71	6
Interest expense	(632)	(2,119)
General and administrative expense	(162)	(103)
Property expenses	(11)	(5)
Provisions for impairment	(2,394)	--
Income taxes	(808)	(150)
Funds from operations contributed by Crest	$(194)	$1,748

Crest FFO per common share, basic and diluted	$0.00	$0.02

Total FFO	$45,937	$46,539
Add (less) FFO contributed by Crest	194	(1,748)
FFO before Crest contribution	$46,131	$44,791
FFO before Crest contribution per common share, basic and diluted	$0.46	$0.45

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS
(dollars in thousands, except per share amounts)

For the three months ended March 31,	2008	2007	2006	2005	2004

Net income available to common stockholders	$23,698	$30,260	$22,537	$21,152	$22,423
Depreciation and amortization	22,896	18,085	13,515	10,832	9,787
Gain on sales of investment properties	(657)	(1,806)	(752)	(822)	(1,450)
Total FFO	$45,937	$46,539	$35,300	$31,162	$30,760

Total FFO per diluted share	$0.46	$0.46	$0.42	$0.39	$0.40

Total FFO	$45,937	$46,539	$35,300	$31,162	$30,760
Add (less) FFO contributed by Crest	194	(1,748)	(879)	(833)	(3,276)
FFO before Crest contribution	$46,131	$44,791	$34,421	$30,329	$27,484

FFO components, per diluted share(1):
FFO before Crest contribution	$0.46	$0.45	$0.41	$0.38	$0.36
Crest FFO contribution	$0.00	$0.02	$0.01	$0.01	$0.04

Total FFO	$0.46	$0.46	$0.42	$0.39	$0.40

Cash dividends paid per share	$0.410	$0.380	$0.349	$0.330	$0.300
Diluted shares outstanding	100,365,576	100,276,300	83,412,391	79,659,364	76,321,278

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

CONSOLIDATED BALANCE SHEETS
As of March 31, 2008 and December 31, 2007
(dollars in thousands, except per share amounts)

	2008	2007
ASSETS
Real estate, at cost:
Land	$1,166,234	$1,110,897
Buildings and improvements	2,259,449	2,127,897
	3,425,683	3,238,794
Less accumulated depreciation and amortization	(492,073)	(470,695)
Net real estate held for investment	2,933,610	2,768,099
Real estate held for sale, net	32,379	56,156
Net real estate	2,965,989	2,824,255
Cash and cash equivalents	13,343	193,101
Accounts receivable	8,312	7,142
Goodwill	17,206	17,206
Other assets, net	34,614	35,648
Total assets	$3,039,464	$3,077,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$15,936	$15,844
Accounts payable and accrued expenses	20,513	38,112
Other liabilities	11,728	15,304
Line of credit payable	--	--
Notes payable	1,470,000	1,470,000
Total liabilities	1,518,177	1,539,260

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 13,900,000 issued and outstanding in 2008 and 2007	337,790	337,790
Common stock and paid in capital, par value $1.00 per share, 200,000,000 shares authorized, 101,293,987 and 101,082,717 shares issued and outstanding in 2008 and 2007, respectively	1,546,180	1,545,037
Distributions in excess of net income	(362,683)	(344,735)
Total stockholders’ equity	1,521,287	1,538,092
Total liabilities and stockholders’ equity	$3,039,464	$3,077,352

Industry Diversification

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue(1)
	For the Quarter	For the Years Ended
Industries	Ended March 31, 2008	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002
Apparel stores	1.1%	1.2%	1.7%	1.6%	1.8%	2.1%	2.3%
Automotive collision services	1.0	1.1	1.3	1.3	1.0	0.3	--
Automotive parts	1.8	2.1	2.8	3.4	3.8	4.5	4.9
Automotive service	5.0	5.2	6.9	7.6	7.7	8.3	7.0
Automotive tire services	6.7	7.3	6.1	7.2	7.8	3.1	2.7
Book stores	0.2	0.2	0.2	0.3	0.3	0.4	0.4
Business services	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Child care	7.7	8.4	10.3	12.7	14.4	17.8	20.8
Consumer electronics	0.8	0.9	1.1	1.3	2.1	3.0	3.3
Convenience stores	14.3	14.0	16.1	18.7	19.2	13.3	9.1
Crafts and novelties	0.3	0.3	0.4	0.4	0.5	0.6	0.4
Distribution and office	1.0	0.6	--	--	--	--	--
Drug stores	3.5	2.7	2.9	2.8	0.1	0.2	0.2
Entertainment	1.2	1.4	1.6	2.1	2.3	2.6	2.3
Equipment rental services	0.2	0.2	0.2	0.4	0.3	0.2	--
Financial services	0.2	0.2	0.1	0.1	0.1	--	--
General merchandise	0.7	0.7	0.6	0.5	0.4	0.5	0.5
Grocery stores	0.7	0.7	0.7	0.7	0.8	0.4	0.5
Health and fitness	5.5	5.1	4.3	3.7	4.0	3.8	3.8
Home furnishings	2.3	2.6	3.1	3.7	4.1	4.9	5.4
Home improvement	1.9	2.1	3.4	1.1	1.0	1.1	1.2
Motor vehicle dealerships	3.1	3.1	3.4	2.6	0.6	--	--
Office supplies	1.0	1.1	1.3	1.5	1.6	1.9	2.1
Pet supplies and services	0.8	0.9	1.1	1.3	1.4	1.7	1.7
Private education	0.7	0.8	0.8	0.8	1.1	1.2	1.3
Restaurants	23.7	21.2	11.9	9.4	9.7	11.8	13.5
Shoe stores	--	--	--	0.3	0.3	0.9	0.8
Sporting goods	2.3	2.6	2.9	3.4	3.4	3.8	4.1
Theaters	8.8	9.0	9.6	5.2	3.5	4.1	3.9
Travel plazas	0.2	0.2	0.3	0.3	0.4	0.3	--
Video rental	1.2	1.7	2.1	2.5	2.8	3.3	3.3
Other	2.0	2.3	2.7	3.0	3.4	3.8	4.4
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified to discontinued operations. Excludes rental revenue from the Crest property held for investment.

Lease Expiration Schedule

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) regarding the timing of the lease term expirations (excluding extension options) on our 2,304 net leased, single-tenant retail properties as of March 31, 2008 (dollars in thousands):

	Total Portfolio			Initial Expirations(3)			Subsequent Expirations(4)
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 3/31/08(2)	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/08	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/08	% of Total Rental Revenue
2008	117	$2,495	3.2%	62	$1,433	1.8%	55	$1,062	1.4%
2009	124	2,730	3.5	39	906	1.2	85	1,824	2.3
2010	80	1,701	2.2	35	876	1.1	45	825	1.1
2011	81	2,618	3.3	36	1,595	2.0	45	1,023	1.3
2012	112	2,811	3.6	80	1,975	2.5	32	836	1.1
2013	81	3,602	4.6	68	3,307	4.2	13	295	0.4
2014	48	2,022	2.6	35	1,775	2.3	13	247	0.3
2015	90	2,046	2.6	65	1,475	1.9	25	571	0.7
2016	112	1,909	2.4	111	1,884	2.4	1	25	*
2017	50	2,022	2.6	45	1,934	2.5	5	88	0.1
2018	25	1,095	1.4	24	1,059	1.4	1	36	*
2019	95	4,691	6.0	94	4,497	5.7	1	194	0.3
2020	82	3,030	3.9	79	2,921	3.7	3	109	0.2
2021	150	5,845	7.4	149	5,791	7.3	1	54	0.1
2022	104	3,184	4.0	103	3,135	4.0	1	49	*
2023	244	7,099	9.0	243	7,073	9.0	1	26	*
2024	66	1,934	2.5	66	1,934	2.5	--	--	--
2025	77	6,276	8.0	73	6,208	7.9	4	68	0.1
2026	216	11,270	14.3	214	11,212	14.2	2	58	0.1
2027	165	5,144	6.5	165	5,144	6.5	--	--	--
2028	80	2,363	3.0	76	2,339	3.0	4	24	*
2029	44	889	1.1	44	889	1.1	--	--	--
2030	21	774	1.0	21	774	1.0	--	--	--
2031	26	97	0.1	26	97	0.1	--	--	--
2032	2	56	*	2	56	*	--	--	--
2033	7	399	0.5	7	399	0.5	--	--	--
2034	2	230	0.3	2	230	0.3	--	--	--
2037	2	354	0.4	2	354	0.4	--	--	--
2043	1	13	*	--	--	--	1	13	*
Totals	2,304	$78,699	100.0%	1,966	$71,272	90.5%	338	$7,427	9.5%

*Less than 0.1%

(1)
Excludes ten multi-tenant properties and 61 vacant unleased properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)
Includes rental revenue of $18 from properties reclassified to discontinued operations and excludes revenue of $3,136 from ten multi-tenant properties and from 61 vacant and unleased properties at March 31, 2008. Excludes rental revenue of $158 from the Crest property held for investment.

(3)	Represents leases to the initial tenant of the property that are expiring for the first time.
(4)	Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

Geographic Diversification

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio (excluding properties owned by Crest) as of March 31, 2008 (dollars in thousands):

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended March 31, 2008(1)	Percentage of Rental Revenue
Alabama	62	97%	419,300	$1,883	2.3%
Alaska	2	100	128,500	277	0.3
Arizona	80	99	395,800	2,404	2.9
Arkansas	18	100	98,500	460	0.6
California	66	98	1,170,300	4,379	5.4
Colorado	54	98	492,400	1,955	2.4
Connecticut	26	100	282,300	1,351	1.6
Delaware	17	100	33,300	398	0.5
Florida	168	98	1,451,000	6,798	8.3
Georgia	132	98	926,900	3,992	4.9
Idaho	14	100	90,200	375	0.5
Illinois	74	97	870,300	4,294	5.2
Indiana	82	98	694,400	3,167	3.9
Iowa	22	95	296,200	812	1.0
Kansas	33	97	573,500	1,130	1.4
Kentucky	22	100	111,500	703	0.9
Louisiana	33	97	190,400	973	1.2
Maine	3	100	22,500	160	0.2
Maryland	29	100	271,200	1,554	1.9
Massachusetts	69	100	587,900	2,597	3.2
Michigan	52	98	257,300	1,309	1.6
Minnesota	21	100	392,100	1,520	1.9
Mississippi	72	94	359,600	1,480	1.8
Missouri	62	98	640,100	2,136	2.6
Montana	2	100	30,000	77	0.1
Nebraska	19	100	196,300	659	0.8
Nevada	15	100	191,000	841	1.0
New Hampshire	14	100	109,900	544	0.7
New Jersey	36	100	268,700	1,971	2.4
New Mexico	8	100	56,400	185	0.2
New York	44	95	508,100	2,562	3.1
North Carolina	97	98	551,100	2,176	2.7
North Dakota	6	100	36,600	63	0.1
Ohio	137	97	850,900	3,231	3.9
Oklahoma	25	100	145,900	664	0.8
Oregon	18	100	289,100	859	1.0
Pennsylvania	101	100	688,800	3,354	4.1
Rhode Island	4	100	14,500	87	0.1
South Carolina	100	99	357,400	1,608	2.0
South Dakota	9	100	24,900	100	0.1
Tennessee	135	96	635,500	3,065	3.7
Texas	218	94	2,326,700	8,474	10.4
Utah	6	67	35,100	98	0.1
Vermont	4	100	12,700	122	0.1
Virginia	104	99	637,100	3,517	4.3
Washington	36	89	235,100	719	0.9
West Virginia	3	67	35,100	89	0.1
Wisconsin	20	95	248,100	645	0.8
Wyoming	1	100	4,200	18	*
Totals/Average	2,375	97%	19,244,700	$81,835	100.0%

* Less than 0.1%

(1) Includes rental revenue for all properties owned by Realty Income at March 31, 2008, including revenue from properties reclassified to discontinued operations of $18. Excludes rental revenue of $158 from the Crest property held for investment.